EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34168, 333-34170, 333-96809 and 333-107679) pertaining to the 2000 Employee Stock Purchase Plan, the 1997 Stock Incentive Plan, as amended, and the 2000 Stock Incentive Plan of Saba Software, Inc., and in the related Prospectuses and Registration Statements (Form S-3 Nos. 333-118226 and 333-125778) of Saba Software, Inc. of our report dated August 18, 2006 with respect to the consolidated financial statements of Saba Software, Inc. included in the Annual Report (Form 10-K) for the year ended May 31, 2006.

/s/ Ernst & Young LLP

San Jose, California

August 18, 2006